UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2016

BofI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4350 La Jolla Village Drive, Suite 140, San Diego, CA	92122
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On March 3, 2016, BofI Holding, Inc. (the “Company”) completed its previously announced sale of $45,000,000 aggregate principal amount of its 6.25% Subordinated Notes due February 28, 2026 (the “Notes”) to FBR Capital Markets & Co. and Keefe, Bruyette & Woods, Inc as representative of the underwriters listed in Schedule II (the "Underwriters") to the underwriting Agreement, dated February 25, 2016, by and between the Company and the Underwriters.

The Notes were issued pursuant to an Indenture, dated as of March 3, 2016 (the “First supplemental Indenture”), by and between the Company and U.S. Bank National Association, as trustee, and the Form of Subordinated Indenture establishing the terms of the Notes (together with the Base Indenture, the “Indenture”).

Under the terms of the Indenture, the Notes mature on February 28, 2026 and accrue interest at a rate of 6.25%  per annum, with interest payable payable quarterly in arrears on May 31, August 31, November 30 and February 28 (February 29 in case of a leap year) of each year, beginning on May 31, 2016.

The Notes qualify as Tier 2 regulatory capital for the Company. The Notes are unsecured, subordinated and will rank junior in right of payment and upon the Company’s liquidation to the Company’s existing and all of the Company’s future Senior Debt (as defined in the Indenture). The Notes may be redeemed on or after March 31, 2021, which date may be extended at the Company's discretion, at a redemption price equal to principal plus accrued and unpaid interest, subject to certain conditions described in the Indenture.

ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OF A REGISTRANT
The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(d)    Exhibits.

Exhibit	Description
4.1	Subordinated Indenture, dated as of March 3, 2016, between BofI Holding, Inc. and U.S. Bank National Association, as trustee.
4.2	First Supplemental Indenture, dated as of March 3, 2016, between BofI Holding, Inc. and U.S. Bank National Association, as trustee.
4.3	Form of Global Note to represent the 6.25% Subordinated Notes due February 28, 2026 of BofI Holding, Inc. (included in Exhibit 4.2 as Exhibit A).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date:	March 3, 2016	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
EVP and Chief Financial Officer